TRANSGLOBE ENERGY CORPORATION ANNOUNCES A CHANGE IN AUDITOR

AIM & TSX:  “TGL” & NASDAQ:  “TGA”

Calgary, Alberta, April 13, 2022 - TransGlobe Energy Corporation (“TransGlobe” or the “Company”) announces that the Company has changed its auditor from BDO Canada LLP (“BDO” or “Former Auditor”) to Deloitte LLP ("Deloitte" or “Successor Auditor”) effective as of April 8, 2022.

At the request of the Company, BDO resigned as auditor of the Company effective as of April 8, 2022 (the "Date of Resignation"). Deloitte was appointed as auditor of the Company effective April 8, 2022, to fill the vacancy from the Date of Resignation until the next annual meeting of shareholders of the Company.

•	There were no modifications of opinion by BDO in BDO’s reports on the Company’s financial statements for the two most recently completed fiscal years ended December 31, 2020 and 2021.
•

There have been no reportable events, including disagreements, consultations or unresolved issues, as defined in Section 4.11 of National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”), in connection with the audits of the two most recent fiscal years and with any subsequent period to the Date of Resignation.

In accordance with NI 51-102, the Notice of Change of Auditor, together with the required letters from the Former Auditor and the Successor Auditor, have been reviewed by the Board of Directors of the Company and filed on SEDAR.

About TransGlobe

TransGlobe Energy Corporation is a cashflow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

For further information, please contact:

TransGlobe Energy Corporation Randy Neely, President and CEO Eddie Ok, CFO	+1 403 264 9888 investor.relations@trans-globe.com http://www.trans-globe.com or via Tailwind Associates
Tailwind Associates (Investor Relations) Darren Engels	+1 403 618 8035 darren@tailwindassociates.ca http://www.tailwindassociates.ca
Canaccord Genuity (Nomad & Joint-Broker) Henry Fitzgerald-O’Connor James Asensio	+44(0) 20 7523 8000

Shore Capital (Joint Broker) Toby Gibbs John More	+44(0) 20 7408 4090